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                                                                    EXHIBIT 23.3


                  [INTERNATIONAL DATA CORPORATION LETTERHEAD]


                   CONSENT OF INTERNATIONAL DATA CORPORATION


We consent to the references to our company and to use of information contained in our report "Global Market Forecast for Internet Usage and Commerce" in that certain registration statement on Form S-1 (Registration Statement No. 333-76681), including all amendments thereto and all related prospectuses, filed by Juniper Networks, Inc. for an offering of shares of Common Stock of Juniper Networks, Inc. for which Goldman, Sachs & Co. is acting as a representative of the several underwriters.


Framingham, MA
6/2/99


/s/ ALEXA McCLOUGHAN
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Alexa McCloughan
Senior Vice President